UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2010

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Not Applicable	033-80655	06-1436334
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This Current Report on Form 8-K/A is being filed by the Mohegan Tribal Gaming Authority (the “Authority”) to supplement the Authority’s Current Report on Form 8-K (the “Prior Report”), dated and filed on March 5, 2010.

The Authority is governed by a nine-member Management Board, whose members also comprise the Mohegan Tribal Council (the “Tribal Council”), the governing body of the Mohegan Tribe of Indians of Connecticut (the “Tribe”). Any change in the composition of the Tribal Council results in a corresponding change in the Authority’s Management Board. The registered voters of the Tribe elect all members of the Tribal Council.

The Prior Report announced the selection of Marilynn R. Malerba, Chairwoman of the Tribal Council and the Authority’s Management Board, to serve as Chief of the Tribe, and the expected resignation of Ms. Malerba as Chairwoman of those two bodies. On August 15, 2010, Ms. Malerba was inducted as Chief of the Tribe.

The Authority is filing this 8-K/A to announce that, on August 16, 2010, Ms. Malerba vacated her position as member and Chairwoman of the Tribal Council and the Authority’s Management Board. Bruce S. Bozsum, Vice Chairman of the Tribal Council and the Authority’s Management Board, will assume the duties of the Chair and serve as acting Chair until the Tribal Council elects a new chairperson from among its members. As indicated in the Prior Report, the Tribe plans to hold a special election to fill the vacancy on the Tribal Council and the Authority’s Management Board created by Ms. Malerba’s departure. It is expected that the Tribal Council will elect its new chairperson after this special election.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: August 19, 2010	By:	/s/ Bruce S. Bozsum
Bruce S. Bozsum
Vice Chairman, Management Board